UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2009

KEMET Corporation

(Exact Name of Registrant As Specified In Charter)

Delaware	0-20289	57-0923789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC 29681

(Address of Principal Executive Offices, including  Zip Code)

(864) 963-6300
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Not applicable.

(d)                                 Not applicable.

(e)                                  On July 29, 2009, the Board of Directors of KEMET Corporation (the “Company”) approved certain additions and modifications to the compensation plans of its named executive officers, which had been approved by the Company’s Compensation Committee on July 28, 2009. These additions and modifications are as follows:

a.                   A long-term incentive plan (“LTIP”) based upon the achievement of a certain corporate EBITDA objective for the combined FY2010-FY2011 time period has been established.  Upon the completion of the fiscal year ending March 31, 2011, the Company’s Chief Executive Officer, Per-Olof Loof, would receive a bonus equal to 100% of his annual base salary in the event that the Company’s 2-year EBITDA objective (the “EBITDA Target”) is met.  If a minimum threshold equal to 80% of the EBITDA Target (the “Minimum Target”) is met, Mr. Loof would receive a bonus equal to 50% of his annual base salary, and if 120% of the EBITDA Target is attained (the “Maximum Target”), Mr. Loof would receive a bonus equal to 200% of his annual base salary.  The Company’s Executive Vice President and Chief Financial Officer, William M. Lowe, Jr.,  would receive a bonus equal to 100% of his annual base salary if the EBITDA Target is met, with a bonus equal to 50% of his annual salary if the Minimum Target is met and a bonus equal to 150% of his annual base salary in the event that the Maximum Target is attained.  Conrado Hinojosa, Senior Vice President, Tantalum Business Group, and Marc Kotelon, Senior Vice President, Global Sales,  would each receive a bonus equal to 75% of their respective annual base salaries in the event that the EBITDA Target is met, with a bonus equal to 37.5% of the their respective annual base salaries if the Minimum Target is met and a bonus equal to 112.5% of their respective annual base salaries if the Maximum Target is attained.  Kirk D. Shockley, Vice President, Film and Electrolytic Business Group, would receive a bonus equal to 50% of his annual base salary if the EBITDA Target is met, with a bonus equal to 25% of his annual base salary if the Minimum Target is met and a bonus equal to 75% of this annual base salary if the Maximum Target is attained.  The Company believes that it would require a high degree of difficulty to attain the Maximum Target, as a number of initiatives will need to be completed and become effective to achieve the targets set by the Board of Directors.  Earned bonuses would be paid in the form of cash, provided, however, that the Company’s Board of Directors has the right to decide, at any time up to the measurement date of July 27, 2011, to pay up to 15% of the amount of the bonus award in restricted shares of common stock of the Company based on the closing price of the stock on the date of approval, July 28, 2009, which was $0.57 per share.  Such shares of restricted stock generally cannot be sold by the named executive officer while he remains an employee of the Company or 90 days thereafter.  The LTIP includes a net share settlement provision whereby shares of restricted stock may be surrendered by the named executive officer to the Company to satisfy his withholding tax obligations.

b.                  Stock options were granted to the named executive officers as follows:  Mr. Loof received a grant of 120,000 options; Messrs. Lowe, Hinojosa and Kotelon received a grant of 60,000 options; and Mr. Shockley received a grant of 50,000 options.  The stock options cliff vest in two years, based on continued employment, with the exception that upon a change of control all options become immediately vested and exercisable.  Upon vesting, each stock option may be exercised to purchase a share of the Company’s common stock based on the closing price of the stock on the date of grant, July 28, 2009, which was $0.57 per share.  All options granted must be exercised within 10 years after the grant date. Exercise rights cease upon the expiration date of the option or the termination date of the holder, except that if the termination is without cause and the option is currently exercisable at the time of termination, such holder has the right to exercise such option for 90 days after the date of termination.  In the event of a death or permanent disability, the right to exercise all unexpired installments of an option are accelerated and accrued as of the date of such departure and the option will be exercisable for 90 days after such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEMET Corporation

/s/ William M. Lowe Jr.
Date: August 4, 2009	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer